UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 13, 2006

FelCor Lodging Trust Incorporated
(Exact name of Registrant as specified in its charter)

Maryland	001-14236	75-2541756

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

545 E. John Carpenter Frwy., Suite 1300
Irving, Texas	75062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (972) 444-4900

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 13, 2006, FelCor Lodging Trust Incorporated (the “Company”) finalized an Employment Separation, Consulting and Release Agreement (the “Separation Agreement”) with June C. McCutchen under which her employment with the Company will terminate on December 31, 2006 or such earlier date as may be determined by the Company. Ms. McCutchen was a named executive officer in the Company’s executive compensation disclosures for the fiscal year ending December 31, 2005. She will thereafter consult with the Company for a fee of $16,666.67 per month until June 30, 2007 (unless such consultation is terminated earlier), after which she will receive semi-monthly payments at her current base salary rate for up to six months. She will be permitted to exercise her stock options, all of which were vested, until her last semi-monthly salary payment accrues. All 37,604 of her previously unvested shares of the Company’s common stock will vest and not be forfeited due to termination of her employment. In addition, Ms. McCutchen will be deemed to have earned her bonus for the full year 2006, which will be paid when the Company pays bonuses for 2006, and will be reimbursed for “COBRA” insurance premiums for up to 18 months following her termination. All of the foregoing is conditioned upon her release of claims and her continued compliance with the terms of the Separation Agreement.
     The foregoing summary of the Separation Agreement is subject to, and qualified in its entirety by, the Separation Agreement attached to this Current Report on Form 8-K as Exhibit 99.1, and incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits
  (d) Exhibits.

Exhibit
Number	Description of Exhibit

99.1	Employment Separation, Consulting and Release Agreement between FelCor Lodging Trust Incorporated and June C. McCutchen.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FELCOR LODGING TRUST INCORPORATED
Date: November 17, 2006	By:	/s/ Jonathan H. Yellen
		Name:	Jonathan H. Yellen
		Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

99.1	Employment Separation, Consulting and Release Agreement between FelCor Lodging Trust Incorporated and June C. McCutchen.